Exhibit 2.4

DESCRIPTION OF SECURITIES

The following description of the capital stock of Calliditas Therapeutics AB (“us,” “our,” “we” or the “Company”) is a summary of the rights of our ordinary shares and C-shares and certain provisions of our articles of association in effect as of May 30, 2023. This summary does not purport to be complete and is qualified in its entirety by the provisions of our articles of association previously filed with the Securities and Exchange Commission and incorporated by reference as an exhibit to the Annual Report on Form 20-F of which this Exhibit 2.4 is a part, as well as to the applicable provisions of Swedish legislation on stock corporations. We encourage you to read our articles of association and applicable Swedish legislation on stock corporations carefully.

Common Shares and C-shares

All of our outstanding common shares and C-shares have been validly issued, fully paid and non-assessable, and do not have any preemptive rights other than under the Swedish Companies Act as described below. The common shares are not redeemable, whereas the C-shares may be reclassified into ordinary shares upon decision of the board of directors. In accordance with our articles of association, the shares shall be issued in two classes, ordinary shares and C-shares, denominated in SEK. As of December 31, 2023, we had 59,580,087 common shares and no C-shares outstanding.

The development in the number of shares since our foundation in 2004 is shown below.

Year	Transaction	Nominal Value	Subscription Price per Share (SEK)	Increase in Number of Shares	Increase in Share Capital (SEK)	Total Number of Shares	Total Share Capital (SEK)
2004	Foundation	100	—	1,000	100,000	1,000	100,000
2004	New share issue	100	25,000	12	1,200	1,012	101,200
2005	New share issue	100	50,562	178	17,800	1,190	119,000
2009	New share issue	100	60,000	132	13,200	1,322	132,000
2012	New share issue	100	52,950	664	66,400	1,986	198,600
2013	New share issue	100	52,950	813	81,300	2,799	279,900
2014	New share issue	100	52,950	189	18,900	2,988	298,800
2014	New share issue	100	52,950	809	80,900	3,797	379,700
2015	New share issue	100	52,950	756	75,600	4,553	455,300
2016	New share issue	100	52,950	752	75,200	5,305	530,500
2017	New share issue	100	52,950	605	60,500	5,910	591,000
2017	Share split (1:10)	10	—	53,190	—	59,100	591,000
2017	New share issue	10	5,295	7,026	70,260	66,126	661,260

2017	New share issue	10	5,295	566	5,660	66,692	666,920
2017	Share split (1:250)	0.04		16,606,308	-	16,673,000	666,920
2018	Conversion of bridge loans in connection with offering	0.04	45.00	2,114,903	84,596.12	18,787,903	751,516.12
2018	New share issue in connection with listing	0.04	45.00	16,414,444	656,577.76	35,202,347	1,408,093.88
2019	New share issue	0.04	60.00	3,505,291	140,211.64	38,707,638	1,548,305.52
2020	New share issue in connection with listing	0.04	89.70	9,937,446	397,497.80	48,645,084	1,945,803.40
2020	Exercise of warrant program	0.04	42.36	1,296,500	52,860.00	49,941,584	1,997,663.40
2021	New share issue	0.04	135.00	2,400,000	96,000.00	52,341,584	2,093,663.36
2022	Exercise of warrant program	0.04	74.30	830,586	33,223.44	53,172,170	2,126,886.80
2022	Exercise of warrant program	0.04	74.30	26,000	1,040	53,198,170	2,127,926.80
2022	Issuance and conversion of C-shares to common shares	0.04	0.04	5,908,018	236,320.72	59,106,188	2,364,247.52
2022	Exercise of warrant program	0.04	74.30	51,399	2,055.96	59,157,587	2,366,303.48
2022	Exercise of warrant program	0.04	74.50	415,000	16,600	59,572,587	2,382,903.48
2023	Exercise of warrant program	0.04	74.50	7,500	300	59,580,087	2,383,203.48

There were no special terms or installment payments for any of the transactions listed above. There have been seven changes in voting rights since we were listed on Nasdaq Stockholm in 2018 through (i) a directed share issue in July 2019, entailing an increase of the number of shares and votes with 3,505,291 and share capital with SEK 140,211.64, (ii) the initial public offering on the Nasdaq Global Select Market in June 2020, entailing an increase of the number of shares with 9,937,446 and share capital with SEK 397,497.80, (iii) exercise of warrants in 2020, entailing an increase of the number of shares and votes with 1,296,500 and share capital with SEK 52,860.00, (iv) a directed share issue in August 2021, entailing an increase of the number of shares and votes with 2,400,000 and share capital with SEK 96,000.00, (v) exercise of warrants in 2022, entailing an increase of the number of shares and votes with 1,322,985 and share capital with SEK 52,919.40, (vi) a directed share issue of C-shares followed by a repurchase by us and a subsequent conversion to common shares in 2022, entailing an increase of the number of shares and votes with 5,908,018 and share capital with SEK 236,320.72 and (vii) exercise of warrants in January 2023, entailing an increase of the number of shares and votes with 7,500 and share capital with SEK 300. During the period as a listed company, there has not been any reduction of amount of share capital.

At the 2023 annual general meeting held on May 30, 2023, our shareholders resolved that for the period until the 2024 annual general meeting, our board of directors would be authorized to, at one or several occasions, to issue new shares, warrants and/or convertibles. Such share issue resolution may be carried out with or without deviation from the shareholders’ preferential rights and with or without provisions for contribution in kind, set-off or other conditions. The authorization may only be utilized to such extent that the number of shares issued by virtue of the authorization, or the number of shares created in connection with exercise of warrants or conversion of convertibles, together with any ordinary shares transferred by virtue of the separate authorization to transfer ordinary shares adopted at the annual general meeting, in aggregate does not exceed 20% of the total number of ordinary shares issued at the time of the general meeting’s resolution on the proposed authorization, calculated after full exercise of the hereby proposed authorization. On the date of the 2023 annual general meeting, we had 53,672,069 shares outstanding. Ahead of the 2024 annual general meeting, a similar proposal for authorization to the board of directors has been proposed.

The purpose of the authorization is to increase the financial flexibility of the company and the general flexibility of the Board of Directors. Should the Board of Directors resolve on an issue with deviation from the shareholders’ preferential rights, the reason for this shall be to finance an acquisition of operations, to procure capital to finance the development of projects, repayments of loans or to commercialize the company’ s products. Upon such deviation from the shareholders’ preferential rights, the new issue shall be made at market terms and conditions.

Below are summaries of the material provisions of our articles of association and of related material provisions of the Swedish Companies Act.

Share Capital

Articles of Association

Object of the Company

Our object is set forth in Section 3 of our articles of association and is to, directly or through subsidiaries, conduct research and development as well as the manufacture and sale of pharmaceuticals and medical devices, own and manage shares and other securities as well as other tangible and intangible property, as well as any other business associated therewith.

Powers of the Directors

Our board of directors shall direct our policy and shall supervise the performance of our chief executive officer and his or her actions. Our board of directors may exercise all powers that are not required under the Swedish Companies Act or under our articles of association to be exercised or taken by our shareholders.

Number of Directors

Our articles of association provide that our board of directors shall consist of three to ten members. Our board of directors currently has five members, with no deputy members.

Rights Attached to Shares

The shares shall be issued in two classes, ordinary shares and C-shares. All of the common shares have equal rights to our assets and earnings, and are entitled to one vote at the general meeting. Holders of C-shares are entitled to one tenth vote per share. At the general meeting, every shareholder may vote to the full extent of their shares held or represented, without limitation. Each share entitles the shareholder to the same preferential rights related to issues of shares, warrants and convertible bonds relative to the number of shares they own. The common shares have equal rights to dividends and any surplus capital upon liquidation, whereas the C-shares do not entitle to dividends. Upon liquidation, C-shares carry equivalent right to our assets as other shares, however not to an amount exceeding the quota value of the share. Shareholders’ rights can only be changed in accordance with the procedures set out in the

Swedish Companies Act. Transfers of shares are not subject to any restrictions. There are no limitations on the rights to own securities.

Exclusive Forum

Our articles of association provide that, unless we consent in writing to the selection of an alternative forum and without any infringement on Swedish forum provisions and without applying Chapter 7, Section 54 of the Swedish Companies Act, the United States District Court for the Southern District of New York shall be the sole and exclusive forum for resolving any complaint filed in the United States asserting a cause of action arising under the Securities Act, or the Federal Forum Provision. We recognize that the proposed Federal Forum Provision may impose additional litigation costs on shareholders in pursuing any such claims, particularly if the shareholders do not reside in or near the State of New York. Additionally, proposed Federal Forum Provision may limit our shareholders’ ability to bring a claim in a U.S. judicial forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage the filing of lawsuits against us and our directors, officers and employees, even though an action, if successful, might benefit our shareholders.

Preemptive Rights

Under the Swedish Companies Act, shareholders of any class of shares will generally have a preemptive right to subscribe for shares, warrants or convertible debentures issued of any class in proportion to their shareholdings. If an offering is not fully subscribed for based on subscription rights, shares, warrants or convertible debentures may be allocated to subscribers without subscription rights. The preemptive right to subscribe does not apply in respect of shares issued for consideration by payment in kind or of shares issued pursuant to convertible debentures or warrants previously issued by the company.

The preemptive right may be set aside. An issue with deviation from the shareholders’ preemptive rights may be resolved either by the shareholders at a general meeting, or by the board of directors if the board resolution is preceded by an authorization therefor from the general meeting. A resolution to issue shares, warrants or convertible debentures with deviation from the shareholders’ preemptive rights and a resolution to authorize the board of directors to do the same must be passed by two-thirds or, in some cases, nine-tenths, of both the votes cast and the shares represented at a general meeting.

Voting at Shareholder Meetings

Under the Swedish Companies Act, shareholders entered into the shareholders’ register as of the record date are entitled to vote at a general meeting (in person or by appointing a proxyholder). In accordance with our articles of association, shareholders must give notice of their intention to attend the general meeting no later than the date specified in the notice. Shareholders who have their shares registered through a nominee and wish to exercise their voting rights at a general meeting must request to be temporary registered as a shareholder and entered into the shareholders’ register four business days prior to the date of the general meeting. The rights described herein do not apply to holders of ADSs. See “Description of American Depositary Shares.”

Shareholder Meetings

The general meeting of shareholders is our highest decision-making body and serves as an opportunity for our shareholders to make decisions regarding our affairs. Shareholders who are registered in the share register held by Euroclear Sweden AB six business days before the meeting and have notified us no later than the date specified in the notice described below have the right to participate at our general meetings, either in person or by a representative. All shareholders have the same participation and voting rights at general meetings. At the annual general meeting, inter alia, members of the board of directors are elected, the principles for the appointment of the nomination committee are established, and a vote is held on whether each individual board member and the chief executive officer will be discharged from any potential liabilities for the previous fiscal year. Auditors are elected as well. Decisions are made concerning adoption of annual reports, allocation of earnings, fees for the board of directors and the auditors, guidelines for executive remuneration, the remuneration report and other essential matters that require a decision by the meeting. Most decisions require a simple majority but the Swedish Companies Act dictates other thresholds in certain instances. See “-Differences in Corporate Law-Shareholder Vote on Certain Transactions.”

Shareholders have the right to ask questions to our board of directors and managers at general meetings which pertain to the business of the company and also have an issue brought forward at the general meeting. In order for us to include the issue in the notice of the annual general meeting, a request of issue discussion must be received by us normally seven weeks before the meeting. Any request for the discussion of an issue at the annual general meeting shall be made to the board of directors and any request within the nomination committee’s competence shall be made to the nomination committee. The board shall convene an extraordinary general meeting if shareholders who together represent at least 10% of all shares in the company so demand in writing to discuss or resolve on a specific issue.

The arrangements for the calling of general meetings are described below in “—Differences in Corporate Law—Annual General Meeting” and “—Differences in Corporate Law—Special Meeting.”

Notices

The Swedish Companies Act requirements for notice are described below in “—Differences in Corporate Law-Notices.”

Subject to our articles of association and Nasdaq Nordic Main Market Rulebook for Issuers of Shares, we must publish the full notice of a general meeting by way of press release, on our website and in the Swedish Official Gazette, and must also publish in the Svenska Dagbladet, a daily Swedish newspaper, that such notice has been published. The notice of the annual general meeting will be published six to four weeks before the meeting. The notice must include an agenda listing each item that shall be voted upon at the meeting. The notice of any extraordinary general meetings will be published six to three weeks before the meeting. Pursuant to the Swedish Code of Corporate Governance, which does not carry the force of law but is considered ideal corporate governance practice for Swedish companies whose shares trade on a regulated market, we shall, as soon as the time and venue for the annual general meeting have been decided, and no later than in conjunction with the third quarter report, publish such information on our website.

Record Date

Under the Swedish Companies Act, in order for a shareholder to participate in a shareholders’ meeting, the shareholder must have its shares registered in its own name in the share register four business days. In accordance with section 9 of our articles of association, shareholders must give notice of their intention to attend the shareholders’ meeting no later than the date specified in the notice.

Amendments to the Articles of Associations

Under the Swedish Companies Act, an amendment of our articles of association requires a resolution passed at a shareholders’ meeting. The number of votes required for a valid resolution depends on the type of amendment, however, any amendment must be approved by not less than two-thirds or, in some cases, nine-tenths, of both the votes cast and the shares represented at the meeting. The board of directors is not allowed to make amendments to the articles of association absent shareholder approval.

Provisions Restricting Change in Control of Our Company

Neither our articles of association nor the Swedish Companies Act contains any restrictions on change of control.

Differences in Corporate Law

The applicable provisions of the Swedish Companies Act differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of, inter alia, the Swedish Companies Act applicable to us and the Delaware General Corporation Law relating to shareholders’ rights and protections. We are not subject to Delaware law but are presenting this description for comparative purposes. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to Delaware law and Swedish law.

Number of Directors

Sweden.  Under the Swedish Companies Act, a public company shall have a board of directors consisting of at least three directors.  More than half of the directors shall be resident within the European Economic Area (unless otherwise approved by the Swedish Companies Registration Office).  The actual number of board members shall be determined by a shareholders’ meeting, within the limits set out in the company’s articles of association. Under the Swedish Code of Corporate Governance, only one director may also be a senior executive of the relevant company or a subsidiary.  The Swedish Code of Corporate Governance includes certain independence requirements for the directors, and requires a majority of the directors to be independent of the company and at least two directors to also be independent of major shareholders.

Delaware.  Under the Delaware General Corporation Law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws.  The Delaware General Corporation Law does not address director independence, though Delaware courts have provided general guidance as to determining independence, including that the determination must be both an objective and a subjective assessment.

Removal of Directors

Sweden.  Under the Swedish Companies Act, directors appointed at a general meeting may be removed by a resolution adopted at a general meeting, upon the affirmative vote of a simple majority of the votes cast.

Delaware.  Under the Delaware General Corporation Law, unless otherwise provided in the certificate of incorporation, directors may be removed from office, with or without cause, by a majority stockholder vote, though in the case of a corporation whose board is classified, stockholders may effect such removal only for cause.

Vacancies on the Board of Directors

Sweden.  Under the Swedish Companies Act, if a director’s tenure should terminate prematurely, the election of a new director may be deferred until the time of the next annual general meeting, providing there are enough remaining directors to constitute a quorum.

Delaware.  Under the Delaware General Corporation Law, vacancies on a corporation’s board of directors, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors.

Annual General Meeting

Sweden.  Under the Swedish Companies Act, within six months of the end of each fiscal year, the shareholders shall hold an annual general meeting at which the board of directors shall present the annual report and auditor’s report and, for a parent company which is obliged to prepare group

Delaware.  Under the Delaware General Corporation Law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as accounts, the group accounts and the auditor’s report for the group.  Shareholder meetings shall be held in the city stated in the articles of association.  The minutes of a shareholders’ meeting must be made available on the company’s website no later than two weeks after the meeting.

provided in the certificate of incorporation or by the bylaws.  If a company fails to hold an annual meeting or fails to take action by written consent to elect directors in lieu of an annual meeting for a period of 30 days after the date designated for the annual meeting, or if no date was designated, 13 months after either the last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting, whichever is later, the Delaware Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director.  The Delaware General Corporation Law does not require minutes of stockholders’ meetings to be made public.

Special Meeting

Sweden.  Under the Swedish Companies Act, the board of directors shall convene an extraordinary general meeting if a shareholder minority representing at least 10% of the company’s shares or the auditor of the company so demands, and the board of directors may convene an extraordinary general meetings whenever it believes reason exists to hold an extraordinary general meeting prior to the next annual general meeting.

Delaware.  Under the Delaware General Corporation Law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

Notices

Sweden.  Under the Swedish Companies Act, a shareholders’ meeting must be preceded by a notice. The notice of the annual general meeting of shareholders must be issued no sooner than six weeks and no later than four weeks before the date of an annual general meeting.  In general, notice of other extraordinary general meetings must be issued no sooner than six weeks and no later than three weeks before the meeting.  Publicly listed companies must always notify shareholders of a general meeting by advertisement in a Swedish newspaper, the Swedish Official Gazette, by press release, and on the company’s website.

Delaware.  Under the Delaware General Corporation Law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.

Preemptive Rights

Sweden.  Under the Swedish Companies Act, shareholders of any class of shares have a preemptive right (Sw. företrädesrätt) to subscribe for shares issued of any class in proportion to their shareholdings. The preemptive right to subscribe does not apply in respect of shares issued for consideration other than cash or of shares issued pursuant to convertible debentures or warrants previously granted by the company. The preemptive right to subscribe for new shares may also be set aside by a resolution passed by two thirds of the votes cast and shares represented at the shareholders’ meeting resolving upon the issue.

Delaware.  Under the Delaware General Corporation Law, unless otherwise provided in a corporation’s certificate of incorporation, a stockholder does not, by operation of law, possess preemptive rights to subscribe to additional issuances of the corporation’s stock.

Shareholder Vote on Certain Transactions

Sweden.  In matters which do not relate to elections and are not otherwise governed by the Swedish Companies Act or the articles of association, resolutions shall be adopted at the general meeting by a simple majority of the votes cast.  In the event of a tied vote, the chairman shall have the casting vote. For matters concerning securities of the company, such as new share issuances, and other transactions such as private placements, mergers, and a change from a public to a private company (or vice-versa), the articles of association may only prescribe thresholds which are higher than those provided in the Swedish Companies Act.

Delaware.  Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:  (i) the approval of the board of directors; and (ii) approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

Stock Exchange Listing

Our common shares are currently traded on Nasdaq Stockholm under the symbol “CALTX.” Our ADSs are currently traded on The Nasdaq Global Select Market under the symbol “CALT.”

Unless otherwise prescribed in the articles of association, the person who receives the most votes in an election shall be deemed elected. In general, a resolution involving the alteration of the articles of association shall be valid only when supported by shareholders holding not less than two-thirds of both the votes cast and the shares represented at the general meeting. The Swedish Companies Act lays out numerous exceptions for which a higher threshold applies, including restrictions on certain rights of shareholders, limits on the number of shares shareholders may vote at the general meeting, directed share issues to directors, employees and other closely related parties, and changes in the legal relationship between shares.

Transfer Agent and Registrar of Shares

Our share register is maintained by Euroclear. The share register reflects only record owners of our common shares. Holders of our ADSs will not be treated as our shareholders and their names will therefore not be entered in our share register. The depositary, the custodian or their nominees will be the holder of the common shares underlying our ADSs. Holders of our ADSs have a right to receive the common shares underlying their ADSs.

American Depositary Shares

Citibank, N.A. is the depositary bank for the American Depositary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary bank. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank Europe plc, located at 1 North Wall Quay, Dublin 1, Ireland.

We have appointed Citibank as depositary bank pursuant to a deposit agreement. A copy of the deposit agreement has been filed with the SEC under cover of a registration statement on Form F-6 (File No. 333-238726). You may obtain a copy of the deposit agreement from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-238726 when retrieving such copy.

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.

Each ADS represents two common shares, quota value SEK 0.04 per share. As a holder of ADSs, you will not be treated as one of our shareholders and you will not have shareholder rights. You will have the rights of an ADS holder or beneficial owner (as applicable) as provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs from time to time.

Each ADS represents the right to receive, and to exercise the beneficial ownership interests in two common shares that are on deposit with the depositary bank and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary bank may agree to change the ADS-to-share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary bank and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary bank, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary bank, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary bank, and the depositary bank (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of common shares will continue to be governed by the laws of Sweden, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. None of the depositary bank, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary bank will hold on your behalf the shareholder rights attached to the common shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholders rights for the common shares represented by your ADSs through the depositary bank only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.

The manner in which you own the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary bank’s services are made available to you. As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary bank in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank, commonly referred to as the direct registration system, or DRS. The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the holder. When we refer to you, we assume the reader owns ADSs and will own ADSs at the relevant time.

The registration of the common shares in the name of the depositary bank or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary bank or the custodian the record ownership in the applicable common shares with the beneficial ownership rights and interests in such common shares being at all times vested with the beneficial owners of the ADSs representing the common shares. The depositary bank or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Dividends and Distributions

As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary bank will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the Swedish laws and regulations.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary bank will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary bank will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary bank holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Shares

Whenever we make a free distribution of common shares for the securities on deposit with the custodian, we will deposit the applicable number of common shares with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will either distribute to holders new ADSs representing the common shares deposited or modify the ADS-to-share ratio, in which case each ADS you hold will represent rights and interests in the additional common shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-share ratio upon a distribution of common shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new common shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it may sell the common shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to subscribe for additional common shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.

The depositary bank will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new common shares other than in the form of ADSs.

The depositary bank will not distribute the rights to you if:

●	we do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or
●	we fail to deliver satisfactory documents to the depositary bank; or
●	it is not reasonably practicable to distribute the rights.

The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.

The depositary bank will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in Sweden would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever we intend to distribute property other than cash, common shares or rights to subscribe for additional common shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide to the depositary bank all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

The depositary bank will not distribute the property to you and will sell the property if:

●	we do not request that the property be distributed to you or if we request that the property not be distributed to you; or
●	we do not deliver satisfactory documents to the depositary bank; or
●	the depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert into U.S. dollars upon the terms of the deposit agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

Changes Affecting Common Shares

The common shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such common shares or a recapitalization, reorganization, merger, consolidation or sale of assets of the Company.

If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the common shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Shares. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary bank and also must:

●	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;
●	provide such proof of identity and genuineness of signatures as the depositary bank deems appropriate;
●	provide any transfer stamps required by the State of New York or the United States; and
●	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary bank with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Common Shares Upon Cancellation of ADSs

As a holder of ADSs, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying common shares at the custodian’s offices. Your ability to withdraw the common shares held in respect of the ADSs may be limited by U.S. and Swedish legal considerations applicable at the time of withdrawal. In order to withdraw the common shares represented by your ADSs, you will be required to pay to the depositary bank the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the common shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the common shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

●	temporary delays that may arise because (i) the transfer books for the common shares or ADSs are closed, or (ii) common shares are immobilized on account of a shareholders meeting or a payment of dividends;
●	obligations to pay fees, taxes and similar charges; or
●	restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the common shares represented by your ADSs.

At our request, the depositary bank will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, the depositary bank may distribute to holders of ADSs instructions on how to retrieve such materials upon request.

If the depositary bank timely receives valid voting instructions from a holder of ADSs as of the applicable record date(s), it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs in accordance with such voting instructions and in accordance with Swedish law (which may include temporary registration of the securities in the name of the applicable beneficial owner or designated nominee). In order to provide valid voting instructions, an ADS holder may be required to provide us and the depositary with such information about, and documents pertaining to, the applicable holders and beneficial owners of the ADSs being voted.

Securities for which no voting instructions have been received will not be voted (except as otherwise contemplated in the deposit agreement). Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner.

Fees and Charges

As an ADS holder, you will be required to pay the following fees under the terms of the deposit agreement:

Service		Fees
●

Issuance of ADSs (e.g., an issuance of ADS upon a deposit of common shares, upon a change in the ADS-to-share ratio, or for any other reason), excluding ADS issuances as a result of distributions of common shares

Up to $0.05 per ADS issued
●	Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property, upon a change in the ADS-to-share ratio, or for any other reason)	Up to $0.05 per ADS cancelled
●	Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to $0.05 per ADS held
●	Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs	Up to $0.05 per ADS held
●	Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off)	Up to $0.05 per ADS held
●	ADS Services	Up to $0.05 per ADS held on the applicable record date(s) established by the depositary bank
●	Registration of ADS transfers (e.g., upon a registration of the transfer of registered ownership of ADSs, upon a transfer of ADSs into DTC and vice versa, or for any other reason)	Up to $0.05 per ADS (or fraction thereof) transferred

Service	Fees
●

Conversion of ADSs of one series for ADSs of another series (e.g., upon conversion of Partial Entitlement ADSs for Full Entitlement ADSs, or upon conversion of Restricted ADSs (each as defined in the Deposit Agreement) into freely transferable ADSs, and vice versa)

Up to $0.05 per ADS (or fraction thereof) converted

As an ADS holder you will also be responsible to pay certain charges such as:

●	taxes (including applicable interest and penalties) and other governmental charges;
●	the registration fees as may from time to time be in effect for the registration of common shares on the share register and applicable to transfers of common shares to or from the name of the custodian, the depositary bank or any nominees upon the making of deposits and withdrawals, respectively;
●	certain cable, telex and facsimile transmission and delivery expenses;
●	the fees, expenses, spreads, taxes and other charges of the depositary bank and/or service providers (which may be a division, branch or affiliate of the depositary bank) in the conversion of foreign currency;
●	the reasonable and customary out-of-pocket expenses incurred by the depositary bank in connection with compliance with exchange control regulations and other regulatory requirements applicable to common shares, ADSs and ADRs; and
●	the fees, charges, costs and expenses incurred by the depositary bank, the custodian, or any nominee in connection with the ADR program.

ADS fees and charges for (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person for whom the ADSs are issued (in the case of ADS issuances) and to the person for whom ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary bank into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs. In the case of (i) registration of ADS transfers, the ADS transfer fee will be payable by the ADS Holder whose ADSs are being transferred or by the person to whom the ADSs are transferred, and (ii) conversion of ADSs of one series for ADSs of another series, the ADS conversion fee will be payable by the Holder whose ADSs are converted or by the person to whom the converted ADSs are delivered.

In the event of refusal to pay the depositary bank fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary bank fees from any distribution to be made to the ADS holder. Certain depositary fees and charges (such as the ADS services fee) may become payable shortly after the closing of the ADS offering. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary bank. You will receive prior notice of such changes. The depositary bank may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time.

Amendments and Termination

We may agree with the depositary bank to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the common shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

After termination, the depositary bank will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

In connection with any termination of the deposit agreement, the depositary bank may make available to owners of ADSs a means to withdraw the common shares represented by ADSs and to direct the depositary of such common shares into an unsponsored American depositary share program established by the depositary bank. The ability to receive unsponsored American depositary shares upon termination of the deposit agreement would be subject to satisfaction of certain U.S. regulatory requirements applicable to the creation of unsponsored American depositary shares and the payment of applicable depositary fees.

Books of Depositary

The depositary bank will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary bank’s obligations to you. Please note the following:

●	we and the depositary bank are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith;

●	the depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement;
●	the depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in common shares, for the validity or worth of the common shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice;
●	we and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement;
●	we and the depositary bank disclaim any liability if we or the depositary bank are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our Articles of Incorporation and By-laws or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control;
●	we and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our Articles of Incorporation and By-laws or in any provisions of or governing the securities on deposit;
●	we and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information;
●	we and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of common shares but is not, under the terms of the deposit agreement, made available to you;
●	we and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties;
●	we and the depositary bank also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement;
●	no disclaimer of any Securities Act liability is intended by any provision of the deposit agreement;
●	nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary bank and you as ADS holder; and
●	nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.

As the above limitations relate to our obligations and the depositary’s obligations to you under the deposit agreement, we believe that, as a matter of construction of the clause, such limitations would likely to continue to apply to ADS holders who withdraw the common shares from the ADS facility with respect to obligations or liabilities incurred under the deposit agreement before the cancellation of the ADSs and the withdrawal of the common shares, and such limitations would most likely not apply to ADS holders who withdraw the common shares from the ADS facility with respect to obligations or liabilities incurred after the cancellation of the ADSs and the withdrawal of the common shares and not under the deposit agreement.

In any event, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder. In fact, you cannot waive our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary bank may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

●	convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical;
●	distribute the foreign currency to holders for whom the distribution is lawful and practical; or
●	hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial

The deposit agreement, the ADRs and the ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of common shares (including common shares represented by ADSs) are governed by the laws of Sweden.

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our common shares, the ADSs or the deposit agreement, including any claim under U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.